UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported): December 29, 2022

Novo Integrated Sciences, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-40089	59-3691650
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification Number)

11120 NE 2nd Street, Suite 200, Bellevue, WA 98004

(Address of principal executive offices)

(206) 617-9797

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CF$ 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on which Registered
Common Stock	NVOS	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously disclosed, on November 17, 2021, Terragenx Inc. (“Terra”), a 91%-owned subsidiary of Novo Integrated Sciences, Inc. (the “Company”), issued to Jefferson Street Capital, LLC (“Jefferson”) a secured convertible promissory note (the “Jefferson Note”) with a maturity date of May 17, 2022 (the “Maturity Date”), in the principal amount of $937,500. The Company acted as guarantor on the Jefferson Note. Pursuant to the terms of the Jefferson Note, Terra agreed to pay to Jefferson $937,500 (the “Principal Amount”), with a purchase price of $750,000 plus an original issue discount in the amount of $187,500 (the “OID”), and to pay interest on the Principal Amount at the rate of 1% per annum. Pursuant to the terms of the Jefferson Note, any amount of principal, interest or other amount due on the Jefferson Note that was not paid when due will bear interest at the rate of the lesser of (i) 12%, or (b) the maximum rate allowed by law. In addition, upon the occurrence of any Event of Default (as defined in the Jefferson Note), a liquidated damages charge equal to 25% of the outstanding balance due under the Jefferson Note (the “Liquidated Damages Charge”) will be assessed and will become immediately due and payable, either in form of a cash payment or as an addition to the Principal Amount due under the Jefferson Note.

On June 1, 2022, the Company and Jefferson entered into that certain letter agreement pursuant to which the maturity date of the Jefferson Note was extended to November 29, 2022. On December 13, 2022, the Company, Terra and Jefferson entered into that certain letter agreement pursuant to which, among other things, Jefferson agreed to forbear from entering an Event of Default under the terms of the Jefferson Note and the related transaction documents until December 29, 2022. The Jefferson Note was not paid on December 29, 2022. Accordingly, on December 29, 2022, among other things, the Liquidated Damages Charge, in the aggregate amount of $186,719 was an addition to the Principal Amount due under the Jefferson Note.

Effective February 16, 2023, aside from the Liquidated Damages Charge, the Jefferson Note was paid in full. On August 21, 2023, Jefferson converted the additional Liquidated Damages Charge and the interest thereon. As a result of the conversion, the Company issued 2,365,104 shares of common stock to Jefferson on August 21, 2023, as discussed in Item 3.02 hereof.

Item 3.02 Unregistered Sales of Equity Securities.

As previously disclosed, on June 20, 2023, the Company entered into a securities purchase agreement (the “Mast SPA”) with Mast Hill Fund, L.P. (“Mast”). Pursuant to the terms of the Mast SPA, among other things, the Company issued to Mast a 12% unsecured promissory note (the “Mast Note”) with a maturity date of June 20, 2024, in the principal sum of $445,000 (the “Principal Sum”). The Mast Note was convertible at any time at a conversion price equal to $0.175 per share, subject to adjustment as provided in the Mast Note, as well as certain beneficial ownership limitations.

On August 24, 2023, Mast converted the principal and accrued interest, amounting to $573,000, under the Mast Note in full. Accordingly, on August 24, 2023, the Company issued to Mast 5,227,762 shares of the Company’s common stock.

In addition, between July 17, 2023 and August 24, 2023, the Company issued unregistered shares of common stock as follows:

●	750,000 shares were issued on August 1, 2023 as consideration for consulting services;
●	416,000 shares were issued on August 17, 2023 to certain warrant holders upon exercise of previously issued warrants;
●	400,000 shares were issued on August 18, 2023 to certain warrant holders upon exercise of previously issued warrants; and
●	2,365,104 shares were issued on August 21, 2023 to Jefferson upon conversion of the remaining balance on the Jefferson Note, which consisted solely of the Liquidated Damages Charge, as discussed in Item 2.04 hereof.

The Company claims an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), for the private placement of the equity securities pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder because, among other things, the transactions did not involve a public offering, the recipients acquired the securities for investment and not resale, and the Company took appropriate measures to restrict the transfer of the securities, and with respect to Mast and Jefferson, the recipient was an accredited investor.

Following such issuances, as of August 24, 2023, the Company’s issued and outstanding common share count was 157,593,050.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Novo Integrated Sciences, Inc.

Dated: August 30, 2023	By:	/s/ Robert Mattacchione
Robert Mattacchione
Chief Executive Officer